Exhibit (n)(1)

1900 K Street, NW Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

October 25, 2024

VIA EDGAR

Priority Income Fund, Inc.
Attn: Board of Directors
10 East 40th Street, 42nd Floor
New York, NY 10016

Re: Priority Income Fund, Inc. (the “Company”)
SEC File Nos. 333-268702 and 811-22725
Post-Effective Amendment No. 3

To the Board of Directors:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Prospectus filed as part of Post-Effective Amendment No. 3 to the Company’s Registration Statement on Form N-2 with the Securities and Exchange Commission. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ Dechert LLP
Dechert LLP